Exhibit 10.6

BRIDGEWATER BANCSHARES, INC.

2017 COMBINED INCENTIVE AND NON-STATUTORY STOCK OPTION PLAN

STOCK OPTION AGREEMENT

OPTIONEE:
GRANT DATE:	__________, 20__
NUMBER OF OPTION SHARES:	shares of Common Stock
EXERCISE PRICE PER SHARE:	$_______ per share of Common Stock
EXPIRATION DATE:	__________, 20__

THIS AGREEMENT is made as of the Grant Date set forth above by and between Bridgewater Bancshares, Inc., a Minnesota corporation (the “Company”), and the Optionee named above, who is an employee of or provider of services to the Company or an Affiliate of the Company (the “Optionee”).

The Company desires, by affording the Optionee an opportunity to purchase shares of its common stock, par value $.01 per share (the “Common Stock”), as hereinafter provided, to carry out the purpose of the Bridgewater Bancshares, Inc. 2017 Combined Incentive and Non-Statutory Stock Option Plan (the “Option Plan”).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the parties hereby agree as follows:

1.

Grant of Option.  The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part (but not as to a fractional share) of the aggregate number of shares of Common Stock set forth above (the “Option Shares”) (such number being subject to adjustment as provided in Section 10 hereof) on the terms and subject to the conditions set forth in this Agreement and in the Option Plan.  This Option is or is not an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) as indicated below (Company to check one box below at time of grant):

The Option IS an Incentive Stock Option

The Option is a Non-Statutory Option (i.e. is NOT an Incentive Stock Option)

2.

Purchase Price.  The per share purchase price of the Option Shares shall be the Exercise Price Per Share set forth above (such Exercise Price Per Share being subject to adjustment as provided in Section 10 hereof).  Except to the extent provided in Section 11.b. below, the Exercise Price is intended to equal or exceed the Fair Market Value for the shares of the Company’s Common Stock as of the Grant Date, as determined by the Board of

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Directors in good faith in the exercise of its reasonable discretion and using the reasonable application of a reasonable valuation method within the meaning of Section 409A of the Code and the regulations or other authority issued thereunder.

3.	Term and Exercise of Option.
a.	The term of this Option shall commence on the Grant Date set forth above and shall continue until the Expiration Date set forth above, unless earlier terminated as provided herein.
b.

This Option shall be exercisable only in the event that and to the extent that such Option has become vested and exercisable pursuant to the terms of this Section 3.b (or Sections 7 or 8 below, if applicable).  Subject to the earlier termination of this Option pursuant to its terms and to the terms of the Option Plan, this Option shall vest and become exercisable as follows, but only if the Optionee is then an employee of or continues to provide services to the Company or an Affiliate at the specified time:

(i)

[Up to _________ percent (___%) of such Option Shares (rounded down to the nearest whole share) may be purchased at any time after ___  (__) year(s) from the Grant Date and prior to the termination of this Option;

(ii)

Up to _________ percent (__%) of such Option Shares (rounded down to the nearest whole share and less any shares previously purchased pursuant to this Option that vest pursuant to this Section 3.b) may be purchased at any time after __  (__) years from the Grant Date and prior to the termination of this Option;

(iii)

Up to 100% of such Option Shares (less any shares previously purchased pursuant to this Option that vest pursuant to this Section 3.b) may be purchased at any time after __ (__) years from the Grant Date and prior to the termination of this Option.]

c.

To exercise this Option, the Optionee shall satisfy the following conditions: (i) deliver written notice to the Company at its principal office within the option period, which written notice must be in the form of attached Exhibit A to this Agreement, and (ii) deliver payment in full for the Option Shares with respect to which this Option is then being exercised, as provided in Section 4(a) below.

d.

Neither the Optionee nor the Optionee’s legal representatives, legatees or distributees, as the case may be, will be, or will be deemed to be, a holder of any Option Shares for any purpose unless and until certificates for such Option Shares are issued (or are reflected upon the official records of the Company) to the Optionee or the Optionee’s legal representatives, legatees or distributees, under the terms of the Option Plan.

4.	Limitations on Exercise of Option.

a.

The exercise of this Option will be contingent upon receipt from the Optionee (or the purchaser acting under Section 7 below) of the full Exercise Price of such Option Shares.  Payment may be made in cash or by a cashier’s or certified check.  However, in the sole discretion of the Board of Directors or the Committee, and subject to such terms and conditions as the Board of Directors or Committee deems appropriate in its discretion, payment of the Exercise Price or a portion thereof may be made by surrender to the Company of previously acquired shares of Common Stock, such shares to be credited against the Exercise Price based upon the Fair Market Value thereof on the date of exercise, or by a combination of the above.  No Option Shares will be issued until full payment therefor has been made and the Optionee has executed any and all agreements that the Company may require the Optionee to execute.

b.

The issuance of Option Shares upon the exercise of this Option shall be subject to all applicable laws, rules, and regulations.  If, in the opinion of the Board of Directors of the Company or a Committee of the Board of Directors, (i) the listing, registration, or qualification of the Option Shares upon any securities exchange or under any state or federal law, (ii) the consent or approval of any regulatory body, or (iii) an agreement of the Optionee with respect to the disposition of the Option Shares, is necessary or desirable as a condition to the issuance or sale of the Option Shares, this Option shall not be exercised and/or the Option Shares shall not be sold unless and until such listing, registration, qualification, consent, approval or agreement is effected or obtained in form satisfactory to the Board of Directors or the Committee.

5.

Nontransferability of Option.  This Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution, and during the lifetime of the Optionee, this Option shall be exercisable only by the Optionee.

6.

Termination of Employment.  Upon termination of the Optionee’s employment with or providing of services to the Company or an Affiliate other than as a result of the death of the Optionee, this Option may be exercised to the same extent that the Optionee would have been entitled to exercise it at the date of termination and may be exercised within a period of ninety (90) days after the date of termination, but in no case later than the Expiration Date set forth above.

7.

Death of Optionee.  If the Optionee dies while employed by or providing services to the Company or an Affiliate, this Option will vest in the following manner: (1) 50% of the Option Shares shall become exercisable upon the Optionee’s death if the Optionee was employed by or providing services to the Company or an Affiliate for two years and six months or less at the time of the Optionee’s death; and (2) 100% of the Option Shares shall become exercisable upon the Optionee’s death if the Optionee was employed by or providing services to the Company or an Affiliate for more than two years and six months at the time of the Optionee’s death.  In such event, this Option may be exercised within a period of one (1) year after the date of death, but in no case later than the Expiration Date set forth above.  In addition, this Option shall be exercisable only by the executors or administrators of the Optionee or by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or the laws of descent and distribution.

Any portion of an Option that is not exercisable at the time of an Optionee’s death and does not become exercisable under this Section shall automatically terminate.
8.

Effect of Certain Transactions.  Notwithstanding any provision in this Option to the contrary, this Option will become exercisable in full immediately if, subsequent to the Grant Date set forth above, any of the following events shall occur while the Optionee is an employee of or providing services to the Company or an Affiliate:

a.

The sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company,

b.	The approval by the Company’s shareholders of any plan or proposal for the liquidation or dissolution of the Company;
c.

Any persons or entities become the owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at elections of directors who were not owners of at least fifty percent (50%) of such combined voting power as of the Grant Date; and

d.

A merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of the Company at such time, ownership immediately following the effective date of such merger or consolidation of securities of the surviving company representing less than fifty percent (50%) of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors.

Notwithstanding any provision in the Option Plan or this Option Agreement to the contrary, the Board of Directors or the Committee shall not have the power or right, either before or after the occurrence of an event described in subparagraphs a. through d. above, to rescind, modify or amend the provisions of this Section without the consent of the Optionee.  Provided, however, in the sole discretion of the Board of Directors or Committee, this Option and all Option Shares granted hereunder will terminate upon the closing of an event described in subparagraphs a. through d. above, with such termination to be deemed to occur immediately after Optionee is provided with the opportunity to exercise the Optionee’s right to purchase any Option Shares that are then exercisable under the Option.

9.

No Right to or Reasonable Expectation of Continued Employment.  This Option will not confer upon the Optionee any right with respect to continuance of employment with or providing of services to the Company or an Affiliate of the Company, nor will it interfere in any way with the Company’s right or the Affiliate’s right to terminate the Optionee’s employment or providing of services at any time.  In addition, Optionee represents that, regardless of whether Optionee is an employee, officer and/or director of the Company or an Affiliate, this Option and any Common Stock to be purchased as a result of this Option will be held for their potential as an equity investment and without any expectation that ownership of the Common Stock will entitle Optionee to any rights as an employee, officer or director of the Company or Affiliate that would not exist if Optionee were not a shareholder of the Company.  Optionee further agrees that no change in Optionee’s expectations concerning Optionee’s employment by the Company or Affiliate or concerning Optionee’s participation as an officer or director of the Company or Affiliate will have a reasonable basis unless set forth in a written agreement expressly giving Optionee additional rights as to such matters.  The Company and Affiliates hereby advise Optionee that they have the expectation that Optionee will not have any right to employment by the Company or Affiliate or to continue to be an officer or director of the Company or Affiliate by virtue of Optionee’s ownership of any Common Stock, and that they would not have issued this Option to Optionee if Optionee had any contrary expectations.

10.

Anti-Dilution Adjustments. In the event of any change in the number of outstanding shares of Common Stock by reason of any dividend, split, reverse split, reclassification, combination, merger, exchange of shares, or other similar recapitalization of the Company, there shall be an appropriate and proportionate adjustment to the number of Option Shares and the per share Exercise Price Per Share hereunder so that the Optionee then shall receive for the aggregate Exercise Price paid by the Optionee upon exercise of this Option the number of shares the Optionee would have received if this Option had been exercised before such recapitalization event occurred.  No adjustment shall be made under this Section upon the issuance by the Company of any warrants, rights, or options to acquire additional Common Stock or of securities convertible into Common Stock unless such warrants, rights, options or convertible securities are issued to all of the Company’s members on a proportionate basis.

11.	Additional Rules for Incentive Stock Options. For any Option that is an Incentive Stock Option (as indicated in Section 1 above), the following terms and conditions shall apply to the Option:
a.	Option Granted to Employee. In order for the Option to constitute an Incentive Stock Option, the Optionee must be an employee of the Company or Affiliate at the time the Option is granted.
b.

Exercise Price.  It is the intent of the Company that the Option qualify for treatment as an "Incentive Stock Option" in accordance with Section 422 of the Code.  Although the Company has attempted to comply with the statutory requirements for an Incentive Stock Option, no assurance is given that the Option does in fact so qualify.  One of the requirements of an Incentive Stock Option is that the Exercise Price Per Share for the Option equals or exceed the fair market value of the underlying Common Stock at the time the option is granted.  For Optionees who own stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company, the exercise price of the option must equal or exceed one hundred ten percent (110%) of the fair market value of the underlying Common Stock at the time the option is granted.  The Company has determined (with independent advice where considered necessary) that the Exercise Price Per Share for the Option equals or exceeds the fair market value of the Common Stock as of the Grant Date.  However, no assurance can be given that the Exercise Price

Per Share and fair market value so determined will be accepted by the government or a court as correct.
c.

Other Qualification Considerations.  In addition, in order to qualify for favorable tax treatment, no disposition of stock obtained pursuant to an Incentive Stock Option may be made within 2 years from the date of the grant of the Option or within 1 year after exercise of the Option and the transfer of such stock to the Optionee.  Further, in order to qualify for favorable tax treatment, the Option must be exercised no later than three (3) months after the termination of the Optionee's employment with the Company or an Affiliate (other than as a result of the death of the Optionee), whether such termination is voluntary or involuntary, with or without Cause.  If these requirements are not observed, the Optionee will not receive the favorable tax treatment described below.

d.

Exercise After Termination of Employment.  Upon termination of the Optionee’s employment with the Company or an Affiliate other than as a result of the death of the Optionee, this Option may be exercised to the same extent that the Optionee would have been entitled to exercise it at the date of termination and may be exercised within a period of ninety (90) days after the date of termination, but in no case later than the Expiration Date set forth above.  In the event that the Option does not expire under the terms of this Agreement following the end of the ninety (90) day period, any portion of the Option that remains after that time shall no longer constitute an Incentive Stock Option and, instead, shall thereafter be a Non-Statutory Stock Option.

e.

Tax Treatment.  If the Option qualifies for favorable tax treatment as an Incentive Stock Option, the Optionee will realize no income upon receipt or exercise of an Option.  Upon the sale of the Common Stock acquired with an Incentive Stock Option, the Optionee will generally be subject to tax on the gain (if any) realized therefrom.  The Optionee's basis in such stock will be the Exercise Price under the Option.  Since federal income tax law is subject to change and income tax laws vary from state to state, the Company urges the Optionee to consult with his or her individual tax advisor(s) prior to the exercise of an Option and the subsequent sale of Common Stock acquired pursuant to such exercise.  THE COMPANY IS NOT GIVING, AND WILL NOT GIVE,  BY THIS AGREEMENT OR OTHERWISE, INDIVIDUAL INCOME TAX ADVICE TO THE OPTIONEE.

12.

Mandatory Exercise or Forfeiture of Options. All Options issued under this Agreement shall be made subject to the following restriction:    If the Minnesota Department of Commerce (“DOC”) or other primary state or federal regulator of Bridgewater Bank (the “Bank”), for which the Company is the holding company, determines that the existence of any Options issued under this Agreement impairs the Bank’s ability to raise capital, the Company shall notify the Optionee of such determination, and, within thirty (30) days of delivery of the Company’s notice to the Optionee of such determination, the Optionee shall be required to exercise the Options (but in no event by paying the Exercise Price or a portion thereof by surrender to the Company of previously acquired shares of Common Stock or shares of Common Stock issuable upon the exercise of the Options) in full, or with respect to such lesser number of Options as may be permitted by the DOC or other primary state or federal regulator of the Bank, or shall forfeit the right to purchase the Common Stock pursuant to the Options issued under this Agreement.
13.

Limitation on Payments and Benefits.  Notwithstanding anything in this Agreement to the contrary, if any of the payments or benefits to be made or provided in connection with this Agreement, together with any other payments, benefits or awards which you have the right to receive from the Company, or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member (“Affiliate”), constitute an “excess parachute payment” (as defined in Section 280G(b) of the Code), such payments, benefits or awards to be made or provided in connection with this Agreement, or any other agreement between you and the Company or its Affiliates, may be reduced, eliminated, modified, or waived, at Optionee’s election, to the extent necessary to prevent all, or any portion, of such payments, benefits or awards from becoming “excess parachute payments” and therefore subject to the excise tax imposed under Section 4999 of the Code.  The Optionee will have the sole right and discretion to determine whether the payments, benefits or awards to be made or provided in connection with this Agreement, or any other agreement between the Optionee and the Company, should be reduced, whether or not such other agreement with the Company or an Affiliate expressly addresses the potential application of Section 280G or Section 4999 of the Code (including, without limitation, that “payments” under such agreement be reduced).  The Optionee will also have the right to designate, in accordance with Section 409A of the Code, the particular payments, benefits or awards that are to be reduced, eliminated, modified or waived; provided that no such adjustment will be made if it results in additional expense to the Company in excess of expenses the Company would have experienced if no adjustment had been made.  The determination as to whether any such decrease in the payments or benefits is necessary must be made in good faith by legal counsel or a certified public accountant selected by you and reasonably acceptable to the Company, and such determination will be conclusive and binding upon you and the Company.  The Company will pay or reimburse you on demand for the reasonable fees, costs and expenses of the counsel or accountant selected to make the determinations under this Section.

14.

Interpretation.  The interpretation and construction of any provision of the Option Plan and this Option shall be made by the Board of Directors or the Committee and shall be final, conclusive and binding on the Optionee and all other persons.

15.

Definitions; Option Plan Governs.  Any capitalized term used herein that is not expressly defined herein shall have the meaning ascribed to it in the Option Plan.  This Option is in all respects subject to and governed by all of the provisions of the Option Plan.  The Optionee acknowledges receipt of a copy of the Option Plan, represents that the Optionee is familiar with its terms and provisions, and hereby accepts this Option subject to all of the terms and provisions thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by its duly authorized officer, and the Optionee has executed this Agreement as of the Grant Date set forth above.

COMPANY:BRIDGEWATER BANCSHARES, INC.

By

     Jerry Baack, President

OPTIONEE:

Signature of Optionee

[                                 ]

Name of Optionee Typed or Printed

Address:

SS# _____-____-______

Exhibit 10.6

EXHIBIT A

NOTICE OF EXERCISE OF

STOCK OPTION

TO:BRIDGEWATER BANCSHARES, INC.

FROM:[                                 ]

DATE:_________________________

RE:Exercise of Stock Option

I hereby exercise my option to purchase  shares of the Common Stock of the Company at $_______ per share (total exercise price of $).  This notice is given in accordance with the terms of my Stock Option Agreement (“Agreement”) dated as of __________________, 20___.  The option price and exercise is in accordance with Sections 2 and 3 of the Agreement. I represent that all of the shares are being acquired for investment purposes and not for resale.

Check One:

Enclosed is cash, or a cashier’s or certified check payable to Bridgewater Bancshares, Inc. for the total exercise price of the shares being purchased.

Attached is a certificate(s) for ______ shares of Common Stock duly endorsed in blank and surrendered for the exercise price of the shares being purchased.*

*The use of this alternative is subject to the approval of Bridgewater Bancshares, Inc.

Please prepare the certificate for the Common Stock to be issued in the following name(s): ______________________________________________________________________.

Sincerely,

(Signature)

[                                 ]

(Print or Type Name)

Letter and consideration

received on __________________

(effective date of exercise)

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